NYSE: HOMB | 4th Quarter Earnings Call www.homebancshares.com Exhibit 99.2

NON-GAAP FINANCIAL MEASURES This presentation contains financial information determined by methods other than in accordance with generally accepted accounting principles (GAAP). The management of Home BancShares, Inc. (the “Company”) uses these non-GAAP financial measures--including net income (earnings), as adjusted; pre- tax, pre-provision, net income (PPNR); PPNR, as adjusted; return on average assets, as adjusted; efficiency ratio, as adjusted--to provide meaningful supplemental information regarding our performance. These measures typically adjust GAAP performance measures to include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant items or transactions that management believes are not indicative of the Company’s primary business operating results. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s business. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the tables of this release. 2

NET INCOME 3 Net income increased steadily through the first three quarters of 2025, reaching a peak of $123.6 million in Q3. Net income, as adjusted (non-GAAP)(1) followed a similar trend, ending the year at $117.9 million. In Q4, net income was $118.2 million, as the Company recorded $14.4 million in provision for credit losses primarily due to $400.2 million in 4th quarter loan growth. The full-year performance reflects strong profitability and disciplined financial management. (1) Calculation of this metric and the reconciliation to GAAP can be found in the tables accompanying the Company’s earnings press release for the quarter ended December 31, 2025, available at https://www.homebancshares.com/news-events/news/default.aspx.

PRE-TAX, PRE-PROVISION NET INCOME 4 PPNR continued its upward trajectory throughout 2025, reflecting strong underlying earnings power. PPNR (non- GAAP)(1) grew from $146.2 million at Q4 2024 to $167.7 million at Q4 2025. PPNR, as adjusted, (non-GAAP)(1) increased to $167.1 million in Q4 2025 from $145.2 million in Q4 2024. This consistent growth highlights the strength of our operations and reinforces our ability to deliver sustained profitability and create long-term shareholder value. (1) Calculation of this metric and the reconciliation to GAAP can be found in the tables accompanying the Company’s earnings press release for the quarter ended December 31, 2025, available at https://www.homebancshares.com/news-events/news/default.aspx.

TOTAL REVENUE (NET) 5 Total revenue (net) demonstrated steady quarterly growth throughout 2025. Total revenue (net) increased from $258.4 million in Q4 2024 to $260.1 million in Q1 2025, followed by $271.0 million in Q2 and $277.7 million in Q3. By Q4 2025, it reached $282.1 million, reflecting continued momentum and strong performance across the year.

EXPENSES 6 Interest expense declined steadily throughout 2025, decreasing from $105.6 million in Q4 2024 to $92.0 million in Q4 2025. Non-interest expense remained relatively stable, ranging from $112.2 million in Q4 2024 to $114.4 million in Q4 2025, with a peak of $116.0 million in Q2 2025, primarily due to legal claims expense. The overall trend reflects effective management of interest costs while maintaining consistent non-interest expense levels.

RETURN ON AVERAGE ASSETS 7 ROA demonstrated strong improvement in 2025, rising from 1.77% in Q4 2024 to a peak of 2.17% in Q3 2025. ROA, as adjusted, (non-GAAP)(1) followed a similar trend, reaching 2.10% in Q3 2025. Despite a slight moderation in Q4 2025 resulting from the provision for credit losses, both measures ended the year above 2.0%, reflecting continued strength in asset utilization and profitability. These results underscore our ability to deliver superior returns and position the company for sustained growth. (1) Calculation of this metric and the reconciliation to GAAP can be found in the tables accompanying the Company’s earnings press release for the quarter ended December 31, 2025, available at https://www.homebancshares.com/news-events/news/default.aspx.

EFFICIENCY RATIO 8 The chart below underscores the Company’s strong and consistent performance in managing operating expenses, as reflected in its efficiency ratio over the past five quarters. The efficiency ratio is a key metric that measures how effectively the Company converts its revenue into net income by comparing non-interest expenses to total revenue. A lower efficiency ratio indicates greater operational efficiency and cost discipline, which are essential for sustaining profitability and enhancing shareholder value. (1) Calculation of this metric and the reconciliation to GAAP can be found in the tables accompanying the Company’s earnings press release for the quarter ended December 31, 2025, available at https://www.homebancshares.com/news-events/news/default.aspx.

NET INTEREST MARGIN 9 The tables below present additional key financial metrics over the past five quarters, including net interest margin (NIM), yield on interest-earning assets, rate on interest-bearing liabilities, and net interest spread. These metrics are fundamental indicators of the Company’s profitability and operational efficiency.

ANNUAL NET INCOME 10 Net income has shown consistent growth over the past four years. In 2022, net income was $305.3 million, increasing by 29% to $392.9 million in 2023. Growth continued in 2024 with net income reaching $402.2 million, a 2% increase from the prior year. In 2025, net income rose significantly to $475.4 million, representing an 18% year-over-year increase and marking the highest level in the period.

ANNUAL DEPS VS. SHARES OUTSTANDING 11 Diluted earnings per share (DEPS) demonstrated strong growth over the past four years, rising from $1.57 in 2022 to $2.41 in 2025, an increase of 53%. Year-over-year, DEPS grew 24% in 2023, 4% in 2024, and accelerated to 20% in 2025, reflecting improved profitability. Shares outstanding declined steadily during the same period, moving from 203.4 million in 2022 to 196.4 million in 2025, a reduction of approximately 3.5%, which contributed to the increase in per-share earnings. This combination of higher earnings and reduced share count underscores the Company’s commitment to enhancing shareholder value.

CONTACT INFORMATION 12 Corporate Headquarters Home BancShares, Inc. 719 Harkrider Street, Suite 100 P.O. Box 966 Conway, AR 72033 Financial Information Donna Townsell Director of Investor Relations (501) 328-4625 Website www.homebancshares.com

NYSE: HOMB | 4th Quarter Earnings Call www.homebancshares.com